Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2011 Third Quarter Results

MONROVIA, CA, March 8, 2011 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its third quarter ended January 29, 2011.

“Third quarter year-over-year revenue increased 39% and operating profit increased 85%. Strong third quarter financial performance and sufficient backlog keep us on track to achieve our fiscal 2011 revenue growth and profitability goals,” said Tim Conver, AeroVironment chairman and chief executive officer. “In the initial quarter of our electric vehicle charging system rollout, we installed more than 1,000 charging docks for residential and business customers in more than 340 communities across 18 states. Revenue and overall demand for small UAS, PosiCharge and EV test systems remain strong. We also continued to execute well on key development program milestones that are important to our customers. I believe we remain well-positioned for long-term growth.”

FISCAL 2011 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2011 was $84.4 million, up 39% from third quarter fiscal 2010 revenue of $60.9 million. The increase in revenue resulted from higher sales in our Unmanned Aircraft Systems (UAS) segment of $16.6 million and Efficient Energy Systems (EES) segment of $6.9 million.

Income from operations for the third quarter of fiscal 2011 was $15.7 million, up 85% from third quarter fiscal 2010 income from operations of $8.5 million. The increase in income from operations was primarily due to a higher gross margin of $10.6 million, partially offset by higher selling, general and administrative (SG&A) expense of $0.7 million and higher research and development (R&D) expense of $2.7 million.

Net income for the third quarter of fiscal 2011 was $11.5 million, up 76% from third quarter fiscal 2010 net income of $6.5 million.

Earnings per diluted share for the third quarter of fiscal 2011was $0.52, up 73% from third quarter fiscal 2010 earnings per diluted share of $0.30.

FISCAL 2011 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2011 was $186.4 million, up 24% from the first nine months of fiscal 2010 revenue of $150.2 million. The increase in revenue resulted from higher sales in our UAS segment of $26.7 million and EES segment of $9.6 million.

Income from operations for the first nine months of fiscal 2011 was $8.8 million, up 37% from the first nine months of fiscal 2010 income from operations of $6.4 million. The increase in income from operations was caused by a higher gross margin of $14.1 million, partially offset by higher SG&A expense of $3.8 million and higher R&D expense of $7.9 million.

Net income for the first nine months of fiscal 2011 was $8.3 million, up 61% from the first nine months of fiscal 2010 net income of $5.1 million.

Earnings per diluted share for the first nine months of fiscal 2011 was $0.38, up 65% from the first nine months of fiscal 2010 earnings per share of $0.23.

BACKLOG

As of January 29, 2011, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $103.8 million compared to $72.3 million as of April 30, 2010.

FISCAL 2011 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2011, the Company now expects to achieve revenue growth of 12.5% to 15% over fiscal year 2010, which is the upper half of its prior guidance range, and reiterates its guidance for an operating income margin between 10% and 12% of revenue.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 8, 2011, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow fifteen minutes prior to the call to download and install any necessary audio software. An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, March 8, at approximately 4:30 p.m. Pacific Time through Tuesday, March 15, at 9:00 p.m. Pacific Time. Dial (800) 642-1687 and enter the passcode 44437613. International callers should dial (706) 645-9291 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC. (AV)

AV is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AV’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems and installation services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Revenue:
Product sales	$45,996	$25,353	$90,710	$52,716
Contract services	38,438	35,508	95,733	97,452
	84,434	60,861	186,443	150,168
Cost of sales:
Product sales	25,869	15,156	55,201	31,796
Contract services	24,436	22,224	63,302	64,527
	50,305	37,380	118,503	96,323
Gross margin	34,129	23,481	67,940	53,845
Selling, general and administrative	10,578	9,833	34,634	30,828
Research and development	7,872	5,167	24,533	16,616
Income from operations	15,679	8,481	8,773	6,401
Other income:
Interest income	49	38	215	147
Income before income taxes	15,728	8,519	8,988	6,548
Provision for income taxes	4,274	2,004	715	1,404
Net income	$11,454	$6,515	$8,273	$5,144
Earnings per share data:
Basic	$0.53	$0.30	$0.38	$0.24
Diluted	$0.52	$0.30	$0.38	$0.23
Weighted average shares outstanding:
Basic	21,594,032	21,394,204	21,568,541	21,352,838
Diluted	22,096,989	21,991,067	22,046,479	21,952,140

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	January 29, 2011	April 30, 2010
	(Unaudited)
Cash and cash equivalents	$39,099	$28,665
Investments	128,991	142,285
Accounts receivable, net	44,452	38,645
Unbilled receivables and retentions	19,569	18,710
Inventories, net	28,880	20,928
Total assets	292,893	281,971
Stockholders’ equity	244,090	233,420
Shares issued and outstanding	21,894,413	21,732,413

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Revenue:
UAS	$71,733	$55,089	$158,796	$132,089
EES	12,701	5,772	27,647	18,079
Total	84,434	60,861	186,443	150,168
Gross margin:
UAS	29,003	21,125	56,807	45,926
EES	5,126	2,356	11,133	7,919
Total	34,129	23,481	67,940	53,845
Selling, general and administrative	10,578	9,833	34,634	30,828
Research and development	7,872	5,167	24,533	16,616
Income from operations	15,679	8,481	8,773	6,401
Interest income	49	38	215	147
Income before income taxes	$15,728	$8,519	$8,988	$6,548

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

Heather Rowe

+1 (626) 357-9983

ir@avinc.com